                                                                   Exhibit 4.10


                           KEITH ARCHIBALD COLLICOAT

                                      AND

                              ERIC HENRY COLLICOAT

                                      AND

                              ROGER HOWARD GIBBONS

                                      AND


                                   BOLLE INC


                             ---------------------

                                   SHARE SALE
                                   AGREEMENT
                             ---------------------




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                                                 TABLE OF CONTENTS

                                                                     PAGE


PART 1.  DEFINITIONS AND INTERPRETATION................................2
 1.1.   Definitions....................................................2
 1.2.   Interpretation................................................10
 1.3.   Knowledge and Awareness.......................................11
 1.4.   Accounting Standards..........................................11

PART 2.  CONDITIONS PRECEDENT TO AGREEMENT............................12
 2.1.   Conditions Precedent..........................................12
 2.2.   Best endeavours...............................................12

PART 3.  AGREEMENT TO SELL............................................12
 3.1.   Sale of Shares................................................12
 3.2.   Associated rights.............................................12

PART 4.  PURCHASE PRICE...............................................13
 4.1.   Amount........................................................13
 4.2.   Payment and issuing of the Bolle Stock........................13
 4.3.   Interest......................................................13
 4.4.   Method of Payment.............................................13

PART 5.  PERIOD BEFORE COMPLETION.....................................14
 5.1.   Business in the ordinary course...............................14
 5.2.   Access........................................................15
 5.3.   Bank Authorities..............................................15
 5.4.   Prompt disclosure of breach...................................15
 5.5.   Insurance.....................................................15
 5.6.   Registration Statement........................................16

PART 6.  NO ASSIGNMENT................................................16
 6.1.   No Assignment.................................................16

PART 7.  COMPLETION...................................................16
 7.1.   Date for Completion...........................................16
 7.2.   Delivery of documents.........................................16
 7.3.   Board meetings................................................18
 7.4.   Buyer's obligations at Completion.............................18
 7.5.   Interdependency...............................................19
 7.6.   Obligations following Completion..............................19
 7.7.   Certification by Buyer and Sellers............................19
 7.8.   Exercise of Rights of Registered Shareholder..................19
 7.9.   Indemnity.....................................................20
 7.10.  Further Completion............................................20
 7.11.  Acknowledgment................................................20

PART 8.  WARRANTIES...................................................20
 8.1.   Giving of Warranties..........................................20
 8.2.   Acknowledgment................................................20
 8.3.   Reliance......................................................21
 8.4.   Limitation on Warranties......................................22


                                      -i-
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 8.5.   Qualification of Warranties...................................22
 8.6.   Buyer's Warranties............................................22
 8.7.   Buyer and Sellers' Warranty...................................23

PART 9.  RELEASE OF GUARANTEES AND INDEMNIFICATION....................23
 9.1.   Release of Guarantees.........................................23
 9.2.   Indemnification...............................................23

PART 10.  NON COMPETITION.............................................23
 10.1.  Undertakings..................................................23
 10.2.  Effect on value of the Shares.................................26
 10.3.  Legal advice..................................................26
 10.4.  Injunction....................................................26
 10.5.  Separate undertakings.........................................26
 10.6.  Survival......................................................26
 10.7.  Sellers' obligations several not joint........................27

PART 11.  ANNOUNCEMENTS...............................................27
 11.1.  Legal requirements............................................27
 11.2.  Disclosure to officers and professional advisers..............27
 11.3.  Further publicity.............................................27
 11.4.  Public Announcement...........................................27

PART 12.  TAXATION INDEMNITY..........................................27
 12.1.  Tax Indemnity.................................................27
 12.2.  Notification..................................................28
 12.3.  Objections and Appeals........................................28
 12.4.  Assistance and cooperation....................................29
 12.5.  Successful Objection, Reference or Appeal or refund...........29
 12.6.  Bolle Sunglasses Ltd indemnity................................30

PART 13.  ENVIRONMENTAL INDEMNITY.....................................30
 13.1.  Buyer's Environmental Indemnity...............................30
 13.2.  Seller's clean-up rights......................................30
 13.3.  Exercise of Seller's clean-up rights..........................31
 13.4.  Costs of appeal...............................................31
 13.5.  Notification of Clean-Up Notice...............................31
 13.6.  Avoidance of breach of Environmental Law......................32

PART 14.  ONGOING INVESTMENT..........................................32
 14.1.  Distribution of annual profits................................32
 14.2.  Call Option...................................................32
 14.3.  Exercise of Call Option.......................................32
 14.4.  Put Option....................................................32
 14.5.  Exercise of Put Option........................................33
 14.6.  Terms applicable to either option.............................33
 14.7.  Option Completion.............................................33
 14.8.  Documents to be delivered.....................................33
 14.9.  Payment of the Option Price...................................33
 14.10. Maintaining Net Tangible Assets...............................33
 14.11. Renewal of the Licence........................................34
 14.12. Sale of Bolle Asia Ltd........................................34

PART 15.  MISCELLANEOUS...............................................34
 15.1.  Costs and Expenses............................................34
 15.2.  Notices.......................................................34
 15.3.  Governing law and jurisdiction................................35
 15.4.  Waivers.......................................................35
 15.5.  Variation.....................................................36
 15.6.  Cumulative rights.............................................36
 15.7.  Non-merger and survival of Warranties.........................36
 15.8.  Further assurances............................................36
 15.9.  Entire agreement..............................................36
 15.10. Attorneys.....................................................36
 15.11. Counterparts..................................................36
 15.12. Severance.....................................................37

SCHEDULE 1 - (WARRANTIES).............................................39

1.   THE TRUST........................................................39
2.   CORPORATE........................................................39
2.1  Issued Share Capital and Assets..................................39
2.2  Accounts.........................................................40
2.3  Books and Records................................................40
2.4  Returns etc......................................................41
2.5  Dividends........................................................41
2.6  Memorandum and Articles of Association...........................41
3.   CONTRACTS & RELATED MATTERS......................................41
3.1  Contracts........................................................41
3.2  Powers of Attorney...............................................43
3.3  Offers, Tenders etc..............................................43
3.4  Illegal or Void Contracts........................................43
3.5  Defaults under Contracts/Liable to Termination...................43
4.   ASSETS AND RENTAL ASSETS.........................................44
4.1  Stocks...........................................................44
4.2  Fixed Assets.....................................................44
4.3  Use of Assets Generally..........................................44
4.4  All Assets Disclosed.............................................45
4.5  All Assets Necessary.............................................45
4.6  Rental Contracts.................................................45
5.   SECURITIES.......................................................45
5.1  Mortgages etc....................................................45
5.2  Third Party Interests............................................46
5.3  No Guarantees....................................................46
5.4  No Third Party Securities........................................46
6.   TRADING AND OPERATIONAL MATTERS..................................46
6.1  claims in relation to Services Provided..........................46
6.2  Product and Service Claims.......................................46
6.3  Official Investigations..........................................46
6.4  Criminal Offenses etc............................................46
6.5  Authorisations...................................................47
7.   TAXATION.........................................................47
7.1  Full Disclosure..................................................47
7.2  No Tax Proceedings...............................................47
7.3  Agreements for Extension of Time.................................48
7.4  All Tax Paid.....................................................48
7.5  Adequate provision in Accounts for Tax...........................48


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

7.6  Tax Since Accounts Date..........................................48
7.7  Franking.........................................................48
7.8  Undertakings or Agreements.......................................49
7.9  Stamp Duty.......................................................49
7.10 Relief from Stamp Duty...........................................49
8.   INSOLVENCY EVENTS................................................49
8.1  Liquidation/Winding Up...........................................49
8.2  Execution........................................................49
8.3  Insolvency.......................................................49
8.4  Schemes of Arrangement...........................................50
8.5  Section 459E Notices.............................................50
8.6  Receivers/Managers/etc...........................................50
8.7  Striking Off.....................................................50
9.   LITIGATION.......................................................50
9.1  Ongoing Proceedings etc..........................................50
9.2  Proceedings Pending or Threatened................................50
9.3  Unsatisfied Judgements...........................................50
10.  ACCOUNTS.........................................................51
10.1 Prepared in accordance with the Accounting Standards.............51
10.2 Consistent Basis.................................................51
10.3 True and Accurate................................................51
10.4 No Material Omission.............................................51
10.5 No Liabilities not required to be referred to....................51
10.6 Receivables......................................................51
10.7 Outstanding Notes................................................51
10.8 Insurance Claims.................................................51
11.  INSURANCE........................................................52
12.  INTELLECTUAL PROPERTY RIGHTS.....................................52
12.1 Intellectual Property............................................52
12.2 Infringement.....................................................52
12.3 Ownership of intellectual property...............................52
13.  PERSONNEL........................................................52
13.1 Disclosure of Offices etc........................................52
13.2 Employees Generally..............................................53
13.3 Compliance With Laws.............................................53
13.4 Material Employment Terms........................................53
13.5 Consultants etc..................................................54
13.6 Superannuation and Similar Schemes...............................54
13.7 Union Agreements.................................................54
13.8 Awards...........................................................54
14.  PROPERTIES.......................................................54
14.1 Occupation.......................................................54
14.2 No Breach........................................................55
14.3 Notices..........................................................55
14.4 Environmental Liability..........................................55

SCHEDULE 2 - INTELLECTUAL PROPERTY & BUSINESS NAMES

SCHEDULE 3 - OFFICERS AND EMPLOYEES

SCHEDULE 4 - RENTAL CONTRACTS

SCHEDULE 5 - FORM OF RESIGNATION

SCHEDULE 6 - SHARES

SCHEDULE 7 - CONTRACT REQUIRING 12 MONTHS NOTICE OF TERMINATION

SCHEDULE 8 - CONTRACTS WITH DIRECTORS ETC

SCHEDULE 9 - INSURED ASSETS

SCHEDULE 10 - RELEVANT SCHEMES

SCHEDULE 11 - IDENTIFIED STOCK

ANNEXURE 1.   AUDITED ACCOUNTS OF BILL BASS OPTICAL PTY LTD. AND THE BILL BASS
              COMPANIES FOR THE PERIOD ENDING ON THE ACCOUNTS DATE.

ANNEXURE 2.   UNAUDITED ACCOUNTS OF BILL BASS OPTICAL PTY. LTD. AND THE BILL
              BASS COMPANIES ENDING ON THE ACCOUNTS DATE.

ANNEXURE 3.   EMPLOYMENT AGREEMENTS.

THIS AGREEMENT is made on                            1998.

PARTIES

KEITH ARCHIBALD COLLICOAT ("KA COLLICOAT")

of 193 Carmody Street, St Lucia, in the State of Queensland Australia in his capacity as trustee of the Bill Bass Trust.

ERIC HENRY COLLICOAT ("EH COLLICOAT")

of 407 Mount Macedon Road, Mount Macedon, in the State of Victoria Australia in his capacity as trustee of the Bill Bass Trust.

ROGER HOWARD GIBBONS ("RH GIBBONS")

of Unit 702, 15 Queens Road, Melbourne, in the State of Victoria Australia in his capacity as trustee of the Bill Bass Trust.

and

BOLLE INC

of 555 Theodore Fremd Avenue, Rye, in the State of New York United States of America ("BUYER")

RECITALS:

A. Bill Bass conducts business as the sole distributor and seller of the products of Establissements Bolle, a "Societe en nom Collectif", ("Bolle") throughout Australia, New Zealand, Fiji, Vanuatu, Papua New Guinea and Indonesia for five years from 12 January, 1996 pursuant to the Licence.

B. Bill Bass owns all of the issued shares in Parkhurst Oaks Pty Ltd, Bolle Australia Pty Ltd, Bolle (N.Z.) Limited (a company incorporated in New Zealand) and Bolle Asia Ltd, which conducts the Business in Hong Kong, the People's Republic of China, Taiwan, Singapore, Malaysia, the Philippines, Thailand, Vietnam, Cambodia and Macau pursuant to the Licence, and 49 per cent. of the issued shares in Bolle Sunglasses Ltd (a company incorporated in the United Kingdom) which conducts the Business in the United Kingdom and Ireland pursuant to the Licence.

C. KA Collicoat, EH Collicoat and RH Gibbons jointly hold all the issued share capital of Bill Bass on trust for the Bill Bass Trust.

D. KA Collicoat, EH Collicoat and RH Gibbons have been directed by the beneficiaries of the Bill Bass Trust to sell 75 per cent. of Bill Bass Trust's shares in Bill Bass.

E. Bolle Inc has acquired the rights of Bolle under the Licence and wishes to buy the Shares and has agreed to put and call options over the Remaining Shares.

F. The parties have agreed upon the terms upon which the sale of the Shares and the granting of the Options will occur.

THE PARTIES AGREE as follows:


                                    PART 1.
                         DEFINITIONS AND INTERPRETATION

1.1.  DEFINITIONS

In this agreement:

"ACCOUNTS" means the audited accounts of Bill Bass and the Bill Bass Companies for the period ending on the Accounts Date as set out in annexure 1.

"ACCOUNTING STANDARDS" means the accounting standards and practices determined under CLAUSE 1.4.

"ACCOUNTS DATE" means 31 December, 1997.

"ADJUSTED FINANCIAL STATEMENTS" means the audited accounts of Bill Bass and Parkhurst Oaks Pty Ltd adjusted to remove such income or accounting charges including any management fees or charges or the like, costs, expenses, liabilities or other matters beneficially or adversely affecting the profitability of either company as were not ordinarily included in the financial statements of those companies or incurred in the ordinary course of ordinary business of those companies prior to Completion Date except as may be agreed from time to time in writing by EH Collicoat, RH Gibbons and the Buyer.

"ADJUSTED ACCOUNTS" means the unaudited adjusted balance sheet of Bill Bass and the Bill Bass Companies ending on the Accounts Date as set out in annexure 2.

"ADJUSTED PRICE" means the trading price of the Buyer's common stock on the Stock Exchange adjusted to remove the effect of:

(a)      any stock dividends;

(b) distributions or issues, including rights issues and options in or exerciseable into, shares of the Buyer's capital stock whether in common stock or other classes of stock;

(c)      the subdivision of the capital or stock of the Buyer;

(d) any combination of the stock of the Buyer into a smaller number of shares;

(e) the issue of common stock by reclassification of other capital stock of the Buyer;

since Completion Date.

"AUTHORISATION" includes any authorisation, approval, consent, licence, payment, franchise, permission, filing, registration, resolution, direction, declaration and exemption.

"BANK" means St George Partnership Banking Limited and St George Partnership Finance Limited.

"BILL BASS" means Bill Bass Optical Pty Ltd (ACN 005 741 300)

"BILL BASS COMPANIES" means Parkhurst Oaks Pty Ltd (ACN 056 622 087), Bolle Australia Pty Ltd (ACN 079 626 592), Bolle (N.Z.) Limited (AK/840758) (a company incorporated in New Zealand), Bolle Asia Ltd (389404) (a company incorporated in Hong Kong) and Bolle Sunglasses Ltd (a company incorporated in the United Kingdom).

"BILL BASS GROUP" means Bill Bass and each of the Bill Bass Companies as set out in Schedule 6.

"BILL BASS SHARES" means the issued shares of Bill Bass.

"BOLLE STOCK" means the Initial Bolle Stock and the Further Bolle Stock.

"BUSINESS" means the business conducted by Bill Bass and the Bill Bass Companies including business conducted pursuant to the Licence as at Completion Date.

"BUSINESS DAY" means a day on which banks are open for business in Melbourne, excluding a Saturday or a Sunday or a public holiday.

"BUSINESS NAMES" means all the business names used in the conduct of the Business as listed in Part A of Schedule 2.

"CALCULATION PERIOD" means the 20 consecutive trading days of the Buyer's common stock on the Stock Exchange over which it has the highest average closing price during the 12 months after Completion Date.

"CALL OPTION" means the call option referred to in CLAUSE 14.2 AND 14.3.

"CLEAN-UP NOTICE" means any notice, direction, order or other claim served by any Government Agency in connection with any Environmental Law which requires the taking of Prescribed

Remedial Action in respect of the presence of any Contaminant located in, on or under, or emission or discharge of any Contaminant from any of the Properties.

"COMMISSIONER" means the Commissioner of Taxation.

"COMPLETION" means completion of the sale and purchase of the Shares under PART 7 except CLAUSE 7.10.

"COMPLETION DATE" means the earlier of date 3 elapsed Business Days after the registration of the Initial Bolle Stock under the U.S. Securities Act 1933 or 30 June, 1998 unless the Sellers elect in writing to extend the time for Completion after 30 June, 1998.

"CONFIDENTIAL INFORMATION" means all know how, trade secrets, ideas, concepts, technical and operational information and other information which, by its nature or by circumstances of its disclosure, is or could reasonably be expected to be regarded as confidential to the Sellers in respect of the Business or to any third party with whose consent or approval the Sellers use that confidential information, but excludes information that has come into the public domain for any reason whatever other than by reason of any breach of any obligation of confidentiality by the Sellers.

"CONTAMINANT" means a solid, liquid, gas, odour, heat, sound, vibration, radiation or substance which makes or may make the Properties or the surrounding environment:

(a) unsafe or unfit for human habitation or occupation by persons or animals;

(b)      degraded in its capacity to support plant life;

(c)      otherwise environmentally degraded;

(d)      not comply with any Environmental Law.

"CONTRACTS" means all agreements to which Bill Bass is a party or by which it may be bound.

"CONTROLLER" has the same meaning given to that term in the Corporations Law.

"DIVIDEND" means not less than 20 per cent. of the annual profit of Bill Bass and Parkhurst Oaks Pty Ltd as calculated on the basis of the Adjusted Financial Statements.

"DOLLARS" "A$" and "$" means the lawful currency of the Commonwealth of Australia.

"DUTY" means any stamp, transaction or registration duty or similar charge imposed by any governmental agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax.

"EMPLOYEES" means the employees of the Business listed in Schedule 3.

"EMPLOYMENT AGREEMENTS" means the agreements comprised in annexure 3.

"ENVIRONMENTAL LAW" means any law, whether statute or common law, concerning environmental matters, and includes but is not limited to law concerning land use, development, pollution, waste disposal, toxic and hazardous substances, conservation of natural or cultural resources and resource allocation including any law relating to exploration for or development of any natural resource.

"ENVIRONMENTAL LIABILITY" means any obligation, expense, penalty or fine under any Environmental Law which would or could be imposed upon the Bill Bass Group, the Buyer or any occupier of the Properties as a result of activities carried on during the ownership or occupation of the Properties by the Bill Bass Group up to Completion Date.

"EXCHANGE RATE" means the average of the buy and sell rate of exchange of United States dollars into Australian dollars as published by the Bank on the Further Completion Date.

"EXERCISE DATE" means the date upon which the notice under CLAUSE 14.2 or 14.4 is given, whichever occurs first.

"FURTHER BOLLE STOCK" means such, if any, further registered shares of the Buyer's common stock as needs to be issued to the Sellers in addition to the Initial Bolle Stock to give the Bolle Stock a value of A$3.5 million as at Further Completion Date calculated by reference to the Trading Price and the Exchange Rate.

"FURTHER COMPLETION" means the completion of the issuing of the Further Bolle Stock in CLAUSE 7.10.

"FURTHER COMPLETION DATE" means the date that falls 12 months after Completion Date.

"FUTURE MAINTAINABLE OPERATING PROFITS" means the future maintainable operating profits of Bill Bass and Parkhurst Oaks Pty Ltd, being profits before interest, tax and amortisation of goodwill, as calculated based on the Adjusted Financial Statements on the basis that the Licence continues for the period for which the said future maintainable operating profits are calculated.

"GOVERNMENTAL AGENCY" includes any government, whether federal, state, territorial or local, and any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organ thereof, whether statutory or otherwise.

"INITIAL BOLLE STOCK" means 248,387 registered shares of the Buyer's common stock the subject of the Registration Statement.

"INDEMNITY" means the indemnity described in CLAUSE 9.2.

"INTELLECTUAL PROPERTY RIGHTS" means patents, registered trade marks, and registered designs (and circuit layouts).

"INTELLECTUAL PROPERTY" means the Intellectual Property Rights of Bill Bass or the Bill Bass Companies listed in Schedule 2.

"ISSUE PRICE" means the issue price of $US 5.25 per share of the Buyer's common stock in the private placement of $US 7 million by the Buyer in May, 1998.

"LICENCE" means the exclusive licence hold by Bill Bass to distribute the products of Bolle for five years from 12 January, 1996 throughout Australia, New Zealand, Fiji, Vanuatu, Papua New Guinea, Indonesia, Hong Kong, the People's Republic of China, Taiwan, Singapore, Malaysia, the Philippines, Thailand, Vietnam, Cambodia, Macau, United Kingdom and Ireland together with an option for a further five years subject to the agreement of both licensor and licencee which the Buyer hereby accepts and acknowledges.

"MELBOURNE PROPERTY" means the property situated at 37 Thistlethwaite Street, South Melbourne, Victoria being the land comprised in Certificate of Title Volume 9859 Folio 649.

"MONTHLY FINANCIAL STATEMENTS" means monthly management accounts of Bill Bass produced in accordance with past practice.

"MORTGAGE DEBENTURE" means the instrument dated 30 June, 1994 being a mortgage debentures created and issued by Bill Bass and Parkhurst Oaks Pty Ltd in favour of the Bank and lodged at the Australian Securities Commission and registered as charge number 449272 and 449270 respectively.

"OFFICERS" means the directors and secretaries of Bill Bass.

"OPTION" means the Call Option granted under CLAUSE 14.2 and the Put Option granted under CLAUSE 14.4 or either of them.

"OPTION COMPLETION" means completion of the exercise of the Option in accordance with CLAUSE 14.

"OPTION PRICE" means:

(a) for the purposes of the exercise of the Put Option under CLAUSE 14.5(c), 25 per cent. of four times Future Maintainable Operating Profits; or

(b)      otherwise means the greater of:

              (i) A$3,125 million; or

              (ii) such sum as the Buyer and the Sellers mutually agree in writing within 30 days of the Buyer giving notice of its exercise of the Option in the manner provided for the giving of notices under this agreement; or

              (iii) or, in the event that agreement is not so reached, at a price that is determined by a mutually agreed firm of chartered accountants appointed within 10 days of a failure to agree under clause (ii) as being the fair market value of the shares purchased such determination to be made within 30 days of appointment; or

              (iv) 25 per cent. of four times Future Maintainable Operating Profits.

"OPTION SECURITIES" means all of the Remaining Shares together with the benefit of all rights (including dividend rights) attached to or accruing to the Remaining Shares as at the Exercise Date.

"PENALTY INTEREST RATE" means the rate fixed from time to time under section 2 of the Penalty Interest Rates Act 1983.

"PERSONAL GUARANTEES" means the guarantees given by EH Collicoat and RH Gibbons in support of the Mortgage Debenture.

"POWER" means any right, power, authority, discretion or remedy conferred on the parties by this agreement or any applicable law.

"PRESCRIBED REMEDIAL ACTION" means the taking of any one or more of the following steps required in a Clean-Up Notice:

(a) ascertaining the nature and extent of any Contaminant on, in, under or emitted or discharged from any of the Properties;

(b) preparing a remedial action plan for any of the Properties and, if required, a long term management plan;

(c) removing the cause of the presence of any Contaminant from any of the Properties;

(d) preventing or reducing the emission or discharge of any Contaminant from any of the Properties;

(e) reducing the concentrations of any Contaminant on, in, or under any of the Properties;

(f) eliminating or reducing any danger arising from the presence of any Contaminant on, in or under the Properties;

(g)      restoring any of the Properties;

including the taking of any such steps in respect of groundwater under any of the Properties.

"PROPERTIES" means the properties leased under the Property Leases and any properties occupied under licence by the Bill Bass Group and for the purposes of Clean-Up Notice, Contaminant, Environmental Liability and Prescribed Remedial Action only also includes all properties which have at any time been owned or occupied by any member of the Bill Bass Group.

"PROPERTY LEASES" means the leases of real property listed in CLAUSE 2 OF
SCHEDULE 4.

"PURCHASE PRICE" has the meaning given that term in CLAUSE 4.1

"PUT OPTION" means the put option referred to in CLAUSES 14.4 and 14.5.

"REGISTRATION STATEMENT" means the application to be filed with the SEC by the Buyer for registration of the Initial Bolle Stock under the U.S. Securities Act 1933.

"RELEVANT DATE" means 1 January, 1993.

"RELEVANT SCHEMES" means all superannuation schemes, retirement benefit schemes or other pension schemes or arrangements and all employment benefit plans, programs or arrangements such as medical, dental or life insurance to which Bill Bass is a party or which Bill Bass makes available or procures for its officers or the Employees or any former officers or employees as listed in
Schedule 3.

"RENTAL ASSETS" means those assets in the possession or control of and/or owned or used by Bill Bass which are the subject of the Rental Contracts.

"RENTAL CONTRACTS" means the lease, rental, hire purchase, credit sale or other similar agreements in writing as listed in Schedule 4.

"SEC" means the Securities and Exchange Commission of the United States of America or its successors.

"SECURITY INTEREST" means an interest or power:

(a) reserved in or over an interest in any asset including, but not limited to, any retention of title; or

(b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt or any other monetary obligation or the performance of any other obligation and includes, but is not limited to, any agreement to grant or create any of the above.

"SELLERS" means KA Collicoat, EH Collicoat and RH Gibbons or such of them as are registered holders of the Shares or the Remaining Shares.

"SHARES" means 15,000 ordinary shares of $1.00 each in the capital of Bill
Bass.

"IDENTIFIED STOCK" means the stock listed in schedule 11.

"STOCK EXCHANGE" means NASDAQ or such other SEC approved stock exchange upon which the Buyer's registered common stock is publicly traded from time to time, or if there is more than one such stock exchange, the stock exchange upon which the Buyer's registered common stock is traded in greater volume.

"STOCKS" means all the stock in trade of the Business.

"SYDNEY PROPERTY" means the property situated at 21-27 Mitchell Road, Brookvale and 27 Sydenham Road Brookvale, New South Wales being the whole of the land comprised in Certificate of Title Volume 7396 Folio 36 and Register Folio 1/733384.

"TAX" means all forms of taxation, duties, levies, imposts, fees, deductions, charges and withholdings whatsoever whether of Australia or elsewhere including income tax, corporation tax, fringe benefits tax, capital gains tax, pay as you earn tax, customs and other import or export duties, excise duties, sales tax, stamp duty or other similar contributions together with interest thereon and penalties, if any, and charges, fees or other amounts made on or in respect thereof.

"TAX ACT" means the Income Tax Assessment Act 1936 or in the Income Tax Assessment Act 1997 as amended from time to time and any related or subordinated legislation including any reenactment or replacement thereof.

"TAX LIABILITY" means any loss incurred or any other amount paid or payable by or in respect of Bill Bass Group as a result of a notice of assessment or a notice of amended assessment for Tax by the Commissioner for the Tax Period except to the extent such loss incurred or amounts paid or payable relate to the Buyer's 51 per cent shareholding of Bolle Sunglasses Ltd.

"TAX PERIOD" means the period up to Completion Date.

"THIRD PARTY INTEREST" includes any Security Interest, option, voting arrangement, easement, covenant, notation, restriction, interest under any agreement or trust or other right, equity, entitlement or other third party interest of any nature.

"TRADING PRICE" means the greater of:

(a) the average closing price of the Buyer's common stock on the Stock Exchange during the Calculation Period; and

(b)      the Issue Price.

"TRUST" means the Bill Bass Trust.

"TRUST DEED" means the Deed of Trust of the Bill Bass Trust dated 30 November, 1980 as amended by supplemental deeds dated 10 July, 1985, 30 May, 1989 and 1 July, 1989.

"$US" means the lawful currency of the United States of America.

"WARRANTIES" means the warranties and representations set out in Schedule 1.

"WARRANTY AMOUNT" means, in respect of any breach of the Warranties by the Sellers, any single loss, claim, cost, demand, liability or expense suffered by the Buyer (directly or indirectly).

1.2.  INTERPRETATION

In this agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this agreement;

(b)      words importing the singular include the plural and vice versa;

(c)      words importing a gender include any gender;

(d) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(e) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any governmental agency;

(f) a reference to a party to a document includes that party's successors and permitted assigns;

(g) no rules of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

(h) a covenant or agreement on the part of two or more persons binds them jointly and severally; and

(i) the expressions "include" and "including" mean "including without limitation".

1.3.  KNOWLEDGE AND AWARENESS

For the purposes of this agreement, where a Warranty is given on the basis of the Sellers' knowledge and awareness this means that in order to establish that the Warranty is true and not misleading the Sellers have made reasonable inquiries.

1.4.  ACCOUNTING STANDARDS

(a) Subject to any provisions of this agreement to the contrary, in respect of any accounting practice relevant to this agreement, the following accounting standards apply:

              (1)     the accounting standards required under the Corporations
                      Law;

              (2) if no accounting standard applies under the Corporations Law, the standards acceptable to the Australian Accounting Research Foundation, including:

                      (A)      the Australian Accounting Concepts;

                      (B)      the Australian Accounting Standards;

                      (C)      the Approved Accounting Standards; and

              (3) if no accounting standard applies under CLAUSES 1.4(a)(1) OR 1.4(a)(2), the accounting practice agreed between the parties and, failing agreement, the accounting practice determined under CLAUSE 1.4(b).

(b) If the parties do not agree under clause 1.4(3), the matter must be referred within 10 Business Days to the President of the Institute of Chartered Accountants in Australia or his nominee for the determination of the appropriate accounting practice. Any party may make this referral.

(c) A determination under CLAUSE 1.4(b) is final and binding on the parties.

(d) The parties must bear their respective costs of any referral and determination under CLAUSE 1.4(b).

(e) In making a determination under CLAUSE 1.4(b), the President of the Institute of Chartered Accountants or his nominee acts as an expert, not as an arbitrator.

                                    PART 2.
                       CONDITIONS PRECEDENT TO AGREEMENT

2.1.  CONDITIONS PRECEDENT

This agreement (other than CLAUSES 2.2 AND 5.2, PART 9 AND CLAUSE 15.1) is of no force or effect unless and until:

(a) the Buyer is informed in writing by or on behalf of the Federal Treasurer that there are no objections in terms of the Australian Government's Foreign Investment Policy to the Buyer acquiring the Shares or the period during which the Federal Treasurer is empowered by Section 25 of the Foreign Acquisitions and Takeovers Act 1975 (Cth) to make an order prohibiting the proposed acquisition by the Buyer has expired without such an order (other than an interim order) having been made, whichever is the earlier; and

(b) Bill Bass has obtained an agreement to lease the Melbourne Property for a term of 3 years with an option for a further term of 3 years together with an option to purchase the Melbourne Property at market value on certain terms exerciseable during the last 7 days of the term of the lease or any extension thereof.

2.2.  BEST ENDEAVOURS

Each of the parties must use their best endeavours to procure the fulfillment of each of the conditions in CLAUSE 2.1 and must keep the other parties informed of any circumstances which may result in the relevant condition not being satisfied in accordance with its terms.

                                    PART 3.
                               AGREEMENT TO SELL

3.1.  SALE OF SHARES

Subject to the terms of this agreement, the Sellers have agreed to sell and the Buyer has agreed to buy the Shares for the Purchase Price free of Security Interests and other third party rights on Completion.

3.2.  ASSOCIATED RIGHTS

The Sellers must sell the Shares together with all rights attached to them as at the date of this agreement and all those rights which accrue between the date of this agreement and Completion.

                                    PART 4.
                                 PURCHASE PRICE

4.1.  AMOUNT

The price ("PURCHASE PRICE") payable by the Buyer to the Sellers for the Shares is the sum of A$9.375 million comprising a cash payment to the Trust of A$5.875 million and the issuing to the Trust of the Bolle Stock.

4.2.  PAYMENT AND ISSUING OF THE BOLLE STOCK

On and subject to the terms and conditions of this agreement the Buyer must:

(a) on the Completion Date pay the part of the Purchase Price by the payment of A$5.875 million and the issuing of the Initial Bolle Stock in three equal proportions to each of KA Collicoat, EH Collicoat and RH Gibbons or to such person or persons or other entities and in such proportions as KA Collicoat, EH Collicoat and RH Gibbons may direct in respect of their respective allocated proportions of the Initial Bolle Stock;

(b) on the Further Completion Date satisfy the balance of the Purchase Price by the issuing of the Further Bolle Stock, if any, in three equal proportions to each of KA Collicoat, EH Collicoat and RH Gibbons or to such person or persons or other entities and in such proportions as KA Collicoat, EH Collicoat and RH Gibbons may direct in respect of their respective allocated proportions of the Further Bolle Stock.

4.3.  INTEREST

If any party fails to pay any sum payable by it under this agreement at the time and otherwise in the manner provided in this agreement it must pay interest on such sum from the due date of payment until such sum is paid in full at the rate which is the aggregate of 2 per cent per annum and the Penalty Interest Rate.

4.4.  METHOD OF PAYMENT

All payments to be made under this agreement must be made by bank cheque or in such other immediately available funds as may be agreed in writing between the Sellers and the Buyer.

                                    PART 5.
                            PERIOD BEFORE COMPLETION

5.1.  BUSINESS IN THE ORDINARY COURSE

Before Completion the Sellers must ensure that Bill Bass and the Bill Bass
Companies:

(a)      carry on the Business in the ordinary and normal course;

(b) use all reasonable endeavours to preserve the value of the goodwill, assets, financial and trading position of the Business;

(c) subject to CLAUSE 5.1(a), do not enter into any material commitment with respect to the Business without the prior written consent of the Buyer which consent will not be unreasonably withheld;

(d) subject to CLAUSE 8.2, do not acquire, dispose of, or create a Security Interest over any of their assets other than acquisitions or disposals of stock in trade in the ordinary course of ordinary business except as contemplated by this agreement;

(e) do not distribute or return any capital or pay any dividend to its members except as expressly contemplated by this agreement;

(f) do not pay any management fee, or similar amount, unless the Buyer first consents in writing which consent will not be unreasonably withheld;

(g) do not issue any shares, options or securities which are convertible into shares in any of the entities comprising the Bill Bass Group;

(h) do not do or omit to do anything as a result of which any of the Warranties would not be true if given at any time before Completion;

(i) except as required by law or in the ordinary course of ordinary business, do not engage any new employee, change the terms (including remuneration) of any of the Employees, or pay or provide any bonus to any Employee unless the Buyer consents in writing which consent will not be unreasonably withheld;

(j) do not alter their Memorandum or Articles of Association unless the Buyer first consents in writing which consent will not be unreasonably withheld.

5.2.  ACCESS

Before the Completion Date the Sellers must:

(a) ensure that the Buyer, and any person authorised by the Buyer, are, upon the giving of reasonable notice by the Buyer and at the Buyer's cost and expense, given all reasonable access during normal business hours to the assets, books of account, records and documents of Bill Bass and the Bill Bass Companies;

(b) answer any reasonable written inquiries or requisitions issued by the Buyer;

(c) allow the Buyer, and any person authorised by the Buyer, to make copies (at the Buyer's cost and expense) of all materials examined;

(d) introduce the Buyer, and any person authorised by the Buyer, to the suppliers of the Business;

(e)      allow the Buyer and its advisers to consult EH Collicoat and RH
         Gibbons; and

(f) provide to the Buyer the Monthly Financial Statements between the date of this agreement and Completion Date.

5.3.  BANK AUTHORITIES

Not less than five Business Days prior to the Completion Date the Buyer must advise the Sellers of the authorities to operate bank accounts that are to be revoked and the names of the new signatories to those accounts.

5.4.  PROMPT DISCLOSURE OF BREACH

The Sellers must immediately disclose to the Buyer any matter, event or circumstance (including any omission to act) which may arise or become known to the Sellers or any one of them after the date of execution of this agreement and up to Completion which:

(a) constitutes a breach of or has a material adverse effect on any Warranty; or

(b) has or is likely to have a material adverse effect on the financial position or prospects of Bill Bass or the Bill Bass Companies.

5.5.  INSURANCE

The Sellers and the Buyer agree that:

(a) the Sellers will ensure that insurance presently held by Bill Bass and the Bill Bass Companies is maintained by those companies up to and including the Completion Date; and

(b) the Buyer will be responsible for all such insurance after the Completion Date.

The Sellers confirm that the current insurance will remain valid and effective after Completion.

5.6.  REGISTRATION STATEMENT

The Buyer shall:

(a) file the Registration Statement with the SEC as soon as practicable after the signing of this agreement and in no event later than the end of May, 1998;

(b) provide a copy of the Registration Statement to the Sellers within 7 days of its filing;

(c) notify the Sellers forthwith in writing of any amendment to the Registration Statement; and

(d) notify the Sellers forthwith in writing of the registration by the SEC of the Initial Bolle Stock.

                                    PART 6.
                                 NO ASSIGNMENT

6.1.  NO ASSIGNMENT

No party to this agreement shall assign or purport to assign its rights or obligations under this agreement without the prior written approval of all other parties.

                                    PART 7.
                                   COMPLETION

7.1.  DATE FOR COMPLETION

Completion must take place on the Completion Date at 12 noon at 37 Thistlethwaite Street, South Melbourne or as otherwise agreed in writing by the parties.

7.2.  DELIVERY OF DOCUMENTS

At Completion, the Sellers must deliver to the Buyer:

(a)      share certificates for the Shares;

(b) completed transfers of the Shares to the Buyer in registrable form, executed by the Sellers;

(c)      the following documents in respect of Bill Bass and the Bill Bass
         Companies:

              (1) all available copies of the Memorandum and Articles of Association;

              (2)     the common seal and any duplicate seals; and

              (3)     the Certificate of Registration;

(d)        the Rental Contracts;

(e)        the corporate registers of Bill Bass and the Bill Bass Companies;

(f)        written resignations of

              (1) EH Collicoat and RH Gibbons (as appropriate) as secretary of Bill Bass and the Bill Bass Companies; and

              (2) such other directors or secretaries of Bill Bass and the Bill Bass Companies (if any) as requested by the Buyer before Completion;

              (in the form of resignation appearing in Schedule 5) to be effective on the appointment of the directors, secretary and auditors to be appointed at the Board meeting to be convened under CLAUSE 7.3;

(g) possession of all ledgers, journals and books of account and other business records of Bill Bass and the Bill Bass Companies; and

(h)      Certificates of Registration of the Business Names;

(i) all other property of Bill Bass and the Bill Bass Companies in the possession of the Sellers;

(j) a counterpart copy of each of the Employment Agreements signed by EH Collicoat and RH Gibbons;

(k) all cheque books of the Bill Bass Group and a list of all bank accounts maintained by the Bill Bass Group;

(l) all releases of the Bill Bass Group guarantees that have been obtained in accordance with CLAUSE 9.1; and

(m)      the forms of proxy required to give effect to CLAUSE 7.8.

7.3.  BOARD MEETINGS

At Completion the Sellers must ensure that a meeting of the directors of Bill Bass and the Bill Bass Companies is convened and conducts the following business:

(a) approval of the registration of the Buyer as the holder of the Shares in the books of Bill Bass and the Bill Bass Companies, subject to the payment of Duty on the transfer of the Shares;

(b)      appointment of the nominees of the Buyer as:

              (1)     directors of Bill Bass and the Bill Bass Companies; and

              (2)     secretary of Bill Bass and the Bill Bass Companies;

(c) revocation of all existing mandates for the operation of bank accounts of the Bill Bass Group and approval of new mandates in favour of the officers of the Bill Bass Group nominated by the Buyer.

7.4.  BUYER'S OBLIGATIONS AT COMPLETION

At Completion the Buyer must:

(a) pay to the Trust or to such person or persons and in such proportions as KA Collicoat, EH Collicoat and RH Gibbons unanimously direct the Purchase Price as set out in CLAUSE 4.2(a);

(b) deliver to the Sellers written consents to act from the persons nominated by the Buyer as the directors and secretary of Bill Bass and the Bill Bass Companies;

(c) deliver to the Trust or to such person or persons and in such proportions as KA Collicoat, EH Collicoat and RH Gibbons direct share certificates for the Initial Bolle Stock;

(d) deliver to EH Collicoat and RH Gibbons duly executed counterpart copies of each of the Employment Agreements;

(e) deliver a duly executed Form 312 releasing Bill Bass from the Mortgage Debenture and the irrevocable release in writing of Barclays Bank plc of the guarantee given by the Bank in support of Bolle Sunglasses Ltd;

(f) deliver a duly executed release from or an Indemnity in respect of the Personal Guarantees; and

(g)      deliver a copy of the Registration Statement.

7.5.  INTERDEPENDENCY

The obligations of the parties in respect of Completion are interdependent. All actions at Completion will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments due under this agreement at Completion have been made.

7.6.  OBLIGATIONS FOLLOWING COMPLETION

Whenever reasonably requested by the Buyer for a period of 6 months after the Completion Date KA Collicoat, EH Collicoat and RH Gibbons must give to the directors for the time being of Bill Bass and the Bill Bass Companies all reasonable information and explanation relating to the Business and the affairs of Bill Bass and the Bill Bass Companies prior to the Completion Date as those directors may reasonably require for the purpose of complying with any statutory requirements.

7.7.  CERTIFICATION BY BUYER AND SELLERS

(1)(a) At Completion, the Sellers will affix to each of the documents referred to in CLAUSE 7.2(c)(1), 7.2(e), AND 7.2(h) a certificate stating that, subject to paragraph (1)(c), the document to which the relevant certificate is affixed is a true and original document or copy of a document and in the case of the Memorandum and Articles of Association of Bill Bass or the Bill Bass Companies, it contains copies of all resolutions by Bill Bass or the Bill Bass Companies amending their respective Memorandum and/or Articles of Association since the Relevant Date and, to the best of the Sellers' knowledge, since the relevant company's date of incorporation.

(b) Each of the certificates referred to in paragraph (1)(a) will be deemed to be a Warranty under this agreement.

(c) Where any certificate referred to in paragraph (1)(a) relates to a document that came into existence prior to the Relevant Date (save and except for any amendments to such document after the Relevant Date), such certificate will be to the knowledge of the Sellers only.

(2) At Completion, the Buyer will affix to each of the documents referred to in CLAUSE 7.4(c), 7.4(d), AND 7.4(g) a certificate stating that the document to which the relevant certificate is affixed is a true and original document or copy of a document.

7.8.  EXERCISE OF RIGHTS OF REGISTERED SHAREHOLDER

From Completion, until the Shares are registered in the name of the Buyer, each Seller must, at the cost of the Buyer appoint the nominees of the Buyer as his sole proxy to attend shareholders meetings and exercise the votes attached to the Shares and must not attend or vote at those meetings except in his capacity as the holder of the Remaining Shares.

7.9.  INDEMNITY

The Buyer indemnifies the Sellers from any and all claims, suits, actions, demands, damages, losses, liabilities, costs including reasonable legal costs, charges, expenses, outgoings or payments arising out of or in connection with the implementation of any action taken under the proxy referred to in CLAUSE 7.8.

7.10.  FURTHER COMPLETION

Upon Further Completion the Buyer must on the Further Completion Date deliver to the Trust or to such person or persons and in three equal proportions as KA Collicoat, EH Collicoat and RH Gibbons direct share certificates for the Further Bolle Stock, if any.

7.11.  ACKNOWLEDGMENT

The Sellers acknowledge that upon Completion the transaction will be deemed to be effective as of 1 January, 1998 and all profits and benefits of the Business derived from that date will be to the account of the post-Completion shareholders.

                                    PART 8.
                                   WARRANTIES

8.1.  GIVING OF WARRANTIES

Subject to CLAUSE 8.5, the Sellers give the Warranties in favour of the Buyer as at the date of this agreement and at the Completion Date.

8.2.     ACKNOWLEDGMENT

The Buyer acknowledges that:

(a) (subject to the Warranties) all warranties and representations on the part of the Sellers whether express or implied statutory or otherwise (including without limitation under Part V of the Trade Practices Act 1974, the Fair Trading Act 1985 (Victoria) or under the Corporations
         Law) are, to the extent permitted by law expressly excluded;

(b) they have been granted full and free access to the records of Bill Bass and the Bill Bass Companies and have satisfactorily completed their financial and commercial due diligence investigations in relation to the Business and the assets of Bill Bass and the Bill Bass Companies and have had the opportunity to conduct any further due diligence before signing this agreement;

(c) the assets of Bill Bass at Completion do not include the Sydney Property or the proceeds of any sale thereof or shares in William Bass & Co. Pty Ltd which are to be or have been distributed to the shareholders of Bill Bass prior to Completion Date;

(d) Bill Bass has paid to its shareholders a dividend of A$25,000 in each of July, August and September, 1997;

(e) Bill Bass will declare a further dividend of A$700,000 before Completion Date payable to and in favour of the Sellers provided that:

         (i) the after-tax profit for the six months ended 31 December, 1997 is greater than A$690,000; and

         (ii) Bill Bass and the Bill Bass Companies collectively have as at the Accounts Date net tangible assets of not less than A$2.55 million and excluding the assets, transactions and payments described in CLAUSES 8.2(c), (d), (e) AND (f);

         such dividend to be paid:

         (1)      as to $246,891 before Completion;

         (2) as to part of the balance, quarterly in the amount of the lesser of book value or sale price of such of the Identified Stock as was sold during the course of the immediately preceding fiscal quarter during the period commencing on 1 April, 1998 and ending on 30 June, 1999;

         (3) as to the remainder in the event that there is a balance of the dividend of more than $A15,000 unpaid at 30 June, 1999 no further payment will be made. If the balance is less than $15,000 then the full remainder will be paid.

(f) payments relating to CLAUSES 8.2(c), (d), AND (e) are to be first applied to clear the loan accounts of each of Sunnyco Pty Ltd, RH Gibbons, Tickworth Pty Ltd, Second Pasdenom Pty Ltd and the Trust with any balance to be paid to the Trust by way of fully franked dividend to the extent of any franking credits.

8.3.  RELIANCE

The Sellers acknowledge that the Buyer has entered into this agreement in reliance on the Warranties and the Buyer acknowledges that the Sellers have entered into this agreement in reliance on the warranties given in CLAUSE 8.6.

8.4.  LIMITATION ON WARRANTIES

Notwithstanding anything contained in this agreement or the Warranties (whether express or implied):

(a)      the Buyer may not claim for any breach of a Warranty unless:

         (i)            the Warranty Amount exceeds $10,000; and

         (ii) the Warranty Amount in respect of all breaches of the Warranties is at least $50,000;

         in which case the Buyer may only claim for such of the amount of the breach of Warranties as exceeds $50,000;

(b) the Sellers will not be liable for any breach of the Warranties unless on or before 31 March, 2000, the Buyer has given written notice to the Sellers of any such breaches specifying (in reasonable detail) the matter which gives rise to the breach, the nature of the breach and, if known, the amount claimed in respect of it; and

(c) no claim will be made by the Buyer under any of the Warranties in respect of a matter of which the Buyer or its professional advisers are aware.

8.5.  QUALIFICATION OF WARRANTIES

The Warranties appearing in CLAUSES 6.1 AND 6.3 of Schedule 1 are given only on the Completion Date.

8.6.  BUYER'S WARRANTIES

The Buyer represents and warrants that as at the date of this agreement and the Completion Date:

(a) the Buyer is duly constituted according to the laws of its place of incorporation and capable of entering into and performing this agreement;

(b) the Buyer is not aware of any information that would materially affect the Sellers' obligations or entitlements under this agreement;

(c) the Buyer's Form S-1 provided to the Sellers is accurate in all material respects;

(d) the Buyer is not aware of any matter or fact other than as disclosed in its Form S-1 which would adversely affect the value or price of the Bolle Stock or the Sellers' ability to sell the Bolle Stock.

8.7.  BUYER AND SELLERS' WARRANTY

The Buyer and Sellers each agree and warrant that Bill Bass will until Option Completion be managed and operated and its business be conducted in the ordinary course of ordinary business in a manner consistent with past practice as reflected in the audited accounts of Bill Bass for the period prior to the Accounts Date.

                                    PART 9.
                   RELEASE OF GUARANTEES AND INDEMNIFICATION

9.1.  RELEASE OF GUARANTEES

KA Collicoat, EH Collicoat and RH Gibbons must advise all suppliers of goods and services and other third parties (other than the Bank) to which they or any one or more of them have provided a guarantee or Security Interest in relation to Bill Bass or the Bill Bass Companies, that their guarantee or Security Interest is no longer of any force or effect after the Completion Date in respect of goods or services ordered after the Completion Date.

9.2.  INDEMNIFICATION

The Buyer indemnifies and agrees to keep indemnified KA Collicoat, EH Collicoat and RH Gibbons in respect of any claim, suit, action, demand, damage, loss, liability, cost including reasonable legal costs, charges, expenses, outgoings or payments which KA Collicoat, EH Collicoat and RH Gibbons or any one or more of them directly or indirectly pay, suffer, incur or are liable for in relation to any disclosed guarantee or Security Interest given by them in connection with the Business including but not limited to the Personal Guarantees and the guarantee or Security Interest referred to in CLAUSE 9.1 in respect of goods or services ordered after the Completion Date.

                                    PART 10.
                                NON COMPETITION

10.1.  UNDERTAKINGS

(a) For the purposes of CLAUSE 10.1(b) the expression "competitive with the Business" includes (but is not limited to) competition in a small part of the Business or mere competition in peripheral products or lines of business.

(b) The Sellers must not do and must ensure that no party controlled by them or in which they have an interest, except for 5 per cent. or less share holdings in publicly listed companies, does any of the following without first obtaining the written consent of the Buyer:

                  (1) directly or indirectly carry on (whether alone or in partnership or joint venture with anyone else) or otherwise be concerned with or interested in (except of the Remaining Shares, whether as trustee, principal, agent, shareholder, unit holder or in any other capacity) any business similar to or competitive with the Business in:

                           (A)      United Kingdom;

                           (B)      Hong Kong;

                           (C)      New Zealand;

                           (D)      the People's Republic of China;

                           (E)      Taiwan;

                           (F)      Singapore;

                           (G)      Malaysia;

                           (H)      the Philippines;

                           (I)      Thailand;

                           (J)      Vietnam;

                           (K)      Cambodia;

                           (L)      Macau;

                           (M)      Australia;

                           (N)      Victoria;

                           (O)      New South Wales and the ACT;

                           (P)      Queensland;

                           (Q)      Western Australia;

                           (R)      South Australia;

                           (S)      Tasmania; and

                           (T)      the Northern Territory;

                           for:

                                       (i)           3 years after Completion
                                                     Date;

                                       (ii)          2 years after Completion
                                                     Date;

                                       (iii)         1 year after Completion
                                                     Date;

                                       (iv)          3 years after exercise of
                                                     the Option;

                                       (v)           2 years after exercise of
                                                     the Option;

                                       (vi)          1 year after exercise of
                                                     the Option.

              (2) solicit or persuade any person or corporation which is a customer or client of the Buyer or the Bill Bass Group or who was in the 12 month period before the Completion Date a customer or client of or in respect of the Business to cease doing business with the Buyer or the Bill Bass Group or reduce the amount of business which the customer or client would normally do in respect of the Business:

                           (A)      3 years after Completion Date;

                           (B)      2 years after Completion Date;

                           (C)      1 year after Completion Date;

                           (D)      3 years after exercise of the Option;

                           (E)      2 years after exercise of the Option;

                           (F)      1 year after exercise of the Option.

              (3) accept from a customer or client referred to in CLAUSE 10.1(b)(2) any business of the kind ordinarily forming part of the
         Business:

                           (A)      3 years after Completion Date;

                           (B)      2 years after Completion Date;

                           (C)      1 year after Completion Date;

                           (D)      3 years after exercise of the Option;

                           (E)      2 years after exercise of the Option;

                           (F)      1 year after exercise of the Option.

              (4) at any time use or disclose to any third party any trade secrets, product information or confidential information of the Business which is not generally known or available in the market place or which but for a breach of this CLAUSE 10.1(b)(4) would not be generally known or available in the market place; or

              (5) at any time induce or attempt to induce any person who is at the time of Completion or who later becomes an employee of the Buyer or any Related Corporation of the Buyer in the Business to terminate his or her employment with the Buyer or any Related Corporation of the Buyer.

10.2.  EFFECT ON VALUE OF THE SHARES

The Sellers agree that:

(a)      any breach of CLAUSE 10.1 would diminish the value of the Shares; and

(b) the restrictive undertakings in CLAUSE 10.1 are reasonable and necessary for the protection of the value of the Shares and must be given full effect.

10.3.  LEGAL ADVICE

The Sellers acknowledge that they have received legal advice in relation to this agreement and in particular CLAUSE 10.1.

10.4.  INJUNCTION

The Sellers acknowledge that monetary damages alone would not be adequate compensation to the Buyer for a breach of CLAUSE 10.1 and that the Buyer is entitled to seek an injunction from a court of competent jurisdiction in the event of and in respect of:

(a) any failure to comply or threatened failure to comply by the Sellers with CLAUSE 10.1;

(b) the Buyer having reason to believe that the Sellers will not comply with CLAUSE 10.1.

10.5.  SEPARATE UNDERTAKINGS

If notwithstanding the other provisions of this CLAUSE 10 any part of an undertaking in CLAUSE 9.1 is unenforceable it may be severed without affecting the remaining enforceability of that or other undertakings.

10.6.  SURVIVAL

The Seller's obligations under this CLAUSE 10 survive the Completion of this agreement.

10.7.  SELLERS' OBLIGATIONS SEVERAL NOT JOINT

The obligations of the Sellers pursuant to this CLAUSE 10 are several not joint and a breach of them by one or more of the Sellers shall not constitute a breach by the remaining Sellers.

                                    PART 11.
                                 ANNOUNCEMENTS

11.1.  LEGAL REQUIREMENTS

The Buyer may disclose anything in respect of this agreement or the terms of sale of the Shares as required:

(a)      by any applicable law or

(b) by the requirements of any recognised stock exchange on which its shares or the shares of any related body corporate are listed,

but to the extent possible, the Buyer must consult with the Sellers before making the disclosure and use reasonable endeavours to agree on the form and content of the disclosure.

11.2.  DISCLOSURE TO OFFICERS AND PROFESSIONAL ADVISERS

The Buyer may disclose anything in respect of this agreement or the terms of the sale of the Shares to the officers and professional advisers of the Buyer but it must use its best endeavours to ensure all matters disclosed are kept confidential.

11.3.  FURTHER PUBLICITY

Subject to CLAUSES 11.1 AND 11.2 the Buyer may not disclose the provisions of this agreement or the terms on which the Shares are sold unless the Sellers first consent in writing.

11.4.  PUBLIC ANNOUNCEMENT

Subject to CLAUSE 11.3 any and all public announcements of any kind made before Completion Date concerning this agreement or the transactions contemplated by it shall only be made with the prior written approval of the Buyer and the Sellers.

                                    PART 12.
                               TAXATION INDEMNITY

12.1.  TAX INDEMNITY

The Sellers indemnify and agree to keep indemnified upon demand the Buyer at all times from Completion Date against any Tax Liability for a period of 5 years from the date of this agreement.

12.2.  NOTIFICATION

The Buyer shall determine in good faith on reasonable grounds the amount of any indemnity payment to be made under this CLAUSE 12 and its due date for payment upon the issue of notice of assessment or a notice of amended assessment and shall within 14 days of receipt of such a notice notify the Sellers of the amount of the indemnity payment required and its due date for payment. The amount of the indemnity payment will be the sum of:

(a) the amount of Tax payable which is sufficient to fully compensate the Buyer for the Tax Liability;

(b) the amount of Tax payable, interest on an after-Tax basis and penalties reasonably necessary to compensate the Buyer for any other claims, actions, proceedings, judgments, damages, losses or liabilities, excluding costs and expenses, incurred as a result of the Tax Liability;

(c) the reference in CLAUSE 12.2(a) AND (b) to the after tax amount of the payment means the payment in question net of any tax payable by the Buyer.

12.3.  OBJECTIONS AND APPEALS

If:

(a) the Commissioner for Taxation issues notice of assessment or a notice of amended assessment in respect of a Tax Liability the Buyer will at the written request of the Sellers cause or procure Bill Bass to lodge an objection in respect of such assessment or amended assessment with the Commissioner for Taxation in accordance with the Tax Act stating such grounds of objection as the Sellers may reasonably require in writing;

(b) the Sellers are disputing a notice of assessment or a notice of amended assessment in respect of a Tax Liability then the Buyer shall at the Sellers' request and with their assistance cause or procure Bill Bass to use its best endeavours to secure a delay from the Commissioner of Taxation in the determination of the objection pending the resolution of the dispute between the Sellers and the Commissioner of Taxation. Pending determination of that objection the Buyer will not compromise or settle any ground of objection with the Commissioner without the prior written consent of the Sellers;

(c) any objection by Bill Bass in respect of a Tax Liability under CLAUSE 12.3(a) is disallowed in whole or part, the Buyer shall cause or procure Bill Bass to serve notice thereof upon the Sellers within 14 days of its receipt and shall at the written request of the Sellers lodge a request for a reference to the Administrative Appeals

         Tribunal or lodge a request to treat the objection as an appeal and forward it to the Federal Court of Australia or such other Court of competent jurisdiction nominated by the Sellers ("the Court");

(d) any reference to the Administrative Appeals Tribunal in respect of a Tax Liability is decided against Bill Bass, the Buyer shall at the written request of the Sellers cause or procure Bill Bass to refer the objection to the Court.

(e) an appeal to the Court in respect of a Tax Liability is decided against Bill Bass, the Buyer shall at the written request of the Sellers cause or procure Bill Bass to take such steps as the Sellers may reasonably require to cause an appeal to be prosecuted to the extent permissible under the Tax Act or such other legislation applicable to such appeals;

(f) any reference or proceeding in respect of a Tax Liability are decided in favour of Bill Bass and the Commissioner appeals against such decision the Buyer shall serve notice thereof upon the Sellers within 28 days of receipt and shall at the written request of the Sellers take such steps as the Sellers reasonably require before whatever Court such appeal may be heard.

12.4.  ASSISTANCE AND COOPERATION

The Buyer shall, for the purposes of CLAUSE 12.3 cooperate and provide all reasonable assistance to the Sellers and shall cause or procure Bill Bass to do likewise including, but not limited to, the provision to the Sellers of access to all personnel and records of the Buyer and Bill Bass relevant to undertaking or determining whether to undertake any of the matters in CLAUSE 12.3;

12.5.  SUCCESSFUL OBJECTION, REFERENCE OR APPEAL OR REFUND

(a) If the Buyer is notified that any refund is due or allowed of a Tax Liability or, as a result of any objection, appeal or other proceeding it has been determined that the basis of a notice of assessment or a notice of amended assessment in respect of a Tax Liability was not justified, the Buyer shall notify the Sellers forthwith in writing;

(b) The Buyer shall pay the Sellers or shall cause or procure Bill Bass to pay to the Sellers any amount recovered from the Commissioner by way of refund, successful objection, reference or appeal and any interest thereon (net of any Tax payable by the Buyer on such interest) that is also recovered, in respect of a Tax Liability and forward the same to the Sellers upon demand less any amount due in respect of the indemnify payments due under CLAUSE 12.

12.6.  BOLLE SUNGLASSES LTD INDEMNITY

The Buyer indemnifies and agrees to keep indemnified upon demand the Sellers at all times from Completion Date against any liability for or loss incurred or any other amount paid or payable by or in respect of capital gains tax which may arise upon the transfer of Bill Bass's shares in Bolle Sunglasses Ltd for a period of 5 years from the date of this agreement.

                                    PART 13.
                            ENVIRONMENTAL INDEMNITY

13.1.  BUYER'S ENVIRONMENTAL INDEMNITY

The Sellers indemnify and agree to keep indemnified upon demand the Buyer at all times from Completion Date against any Environmental Liability for a period of 5 years from the date of this agreement.

13.2.  SELLER'S CLEAN-UP RIGHTS

If a Clean-Up Notice is served on the Buyer or the Bill Bass Group then, subject to CLAUSES 13.3 AND 13.4:

(a) the Sellers may at their discretion negotiate with the Governmental Agency which has given the Clean-Up Notice with respect to the terms and requirements of the Clean-Up Notice;

(b) the Sellers may at their discretion determine to exercise any right of appeal against or review of the Clean-Up Notice provided that the exercise of such right of appeal does not materially affect the carrying on of the business of the Bill Bass Group;

(c) may, in the event that any right of appeal vests in the Buyer or any member of the Bill Bass Group, commence and continue any such appeal in the name of the Buyer or any member of the Bill Bass Group as the case may be;

(d) may exclusively carry out the Prescribed Remedial Action necessary to satisfy the Cleanup Notice or the requirements of the Governmental Agency which issued it;

(e) the Sellers and their agents are irrevocably granted the right to enter the Properties, including the bringing of vehicles and equipment and their installation onto the Properties for the purpose of carrying out or continuing to carry out the Prescribed Remedial Action necessary to satisfy the Clean-Up Notice or the requirements of the Governmental Agency which issued it;

(f) the Buyer must provide all reasonable assistance to the Sellers and shall cause or procure Bill Bass to do likewise including, for the purpose of facilitating the carrying out or continuing to carry out the Prescribed Remedial Action necessary to satisfy the Clean-Up Notice or the requirements of the Governmental Agency which issued it;

(g) the Sellers shall indemnify the Buyer against and in respect of any loss, damage, costs, expenses, liability or other harm which arises in connection with the taking of any action by the Sellers or their agents with respect to a Clean-Up Notice; and

(h) the Sellers shall after completion of the Prescribed Remedial Action as far as practicable restore the affected Properties to substantially the same condition as applied immediately prior to the Prescribed Remedial Action being undertaken.

13.3.  EXERCISE OF SELLER'S CLEAN-UP RIGHTS

Prior to the exercise any of the rights conferred by CLAUSE 13.2, the Sellers must:

(a) notify the Buyer in writing of any action proposed to be taken or right proposed to be exercised;

(b) in the event that any Prescribed Remedial Action is to be undertaken, consult with the Buyer as to how such Prescribed Remedial Action may be carried out in a manner which avoids or minimises any material inconvenience, loss, damage, cost, expense liability or other harm to the Buyer or disruption to the business of the Bill Bass Group.

13.4.  COSTS OF APPEAL

If the Sellers exercise any of the rights of appeal or review conferred by CLAUSE 13.2 in the name of the Buyer, the Sellers must indemnify the Buyer against any order for costs made against it and all other costs reasonably incurred by the Buyer in the course of such proceeding in the event that such appeal or review is unsuccessful.

13.5.  NOTIFICATION OF CLEAN-UP NOTICE

If a Clean-Up Notice is served upon the Bill Bass Group, the Buyer or the
Sellers:

(a) the party receiving such notice shall notify or shall cause or procure the notification of the other party of such service by providing a copy of the notice and any other document served with it or other document served or forwarded by a Governmental Agency which foreshadows the possibility of a Clean-Up Notice being served as soon as practicable but in any event within 3 days of its receipt; and

(b) the Sellers shall exercise their election under CLAUSE 13.2 within 14 days of the receipt by them of the Clean-Up Notice by giving the Buyer notice in writing prior to exercising any of the rights conferred by that clause.

13.6.  AVOIDANCE OF BREACH OF ENVIRONMENTAL LAW

The Buyer and Sellers acknowledge that any Clean-Up Notice must be satisfied as quickly as practicable to avoid any breach of Environmental Law and will employ reasonable endeavours to do so.

                                    PART 14.
                               ONGOING INVESTMENT

14.1.  DISTRIBUTION OF ANNUAL PROFITS

The Buyer and the Sellers agree that the Dividend will be declared and payable by Bill Bass 5 days after presentation of signed audited accounts of Bill Bass and Parkhurst Oaks Pty Ltd but in no event later than 105 days after 31 December each year until Option Completion. The Buyer and the Sellers further agree that in the event that the Dividend or any part thereof cannot be paid for any reason whatsoever but the Adjusted Financial Statements show that a profit has been made which would otherwise entitle the Sellers to the Dividend, Bill Bass will pay to EH Collicoat and RH Gibbons a bonus equivalent to the after tax value of such of the Dividend as has not been so paid.

14.2.  CALL OPTION

In consideration of A$1.00 paid by the Buyer to the Sellers (receipt of which is hereby acknowledged) the Sellers grant the Buyer an irrevocable option to require the Sellers to sell the Remaining Shares in accordance with this Agreement.

14.3.  EXERCISE OF CALL OPTION

The Buyer may exercise the Call Option by giving notice in writing.

14.4.  PUT OPTION

In consideration of A$1.00 paid by the Sellers to the Buyer (receipt of which is hereby acknowledged) the Buyer grants the Sellers an irrevocable option to require the Buyer to purchase the Remaining Shares in accordance with this Agreement.

14.5.  EXERCISE OF PUT OPTION

The Sellers may exercise the Put Option by the giving notice in writing given by EH Collicoat and RH Gibbons if:

(a) None of Martin E Franklin, Gary Kiedasch, or Ian G H Ashken are members of the Board of Directors of the Buyer and this option is exercised by notice given to the Buyer within 6 months of the last of them ceasing for whatever reason to be members of the Board of Directors of the Buyer; or

(b) After the elapse of 5 years from the date of this agreement the Adjusted Price is more than US$14 per share:

(c)      5 years has elapsed from the date of this agreement.

14.6.  TERMS APPLICABLE TO EITHER OPTION

The Option Securities will be sold free of any Encumbrance and with all rights attached to them at the date of Option Completion.

14.7.  OPTION COMPLETION

Option Completion shall take place at 37 Thistlethwaite Street South Melbourne on the first Business Day occurring 5 Business Days after the exercise of the Option or such other date or place as may be agreed between the parties.

14.8.  DOCUMENTS TO BE DELIVERED

The Sellers will deliver to the Buyer on or before Option Completion transfers in registrable form in favour of the Buyer or other transferees as it may direct, duly executed by the Sellers as transferor of the Option Securities.

14.9.  PAYMENT OF THE OPTION PRICE

Upon Option Completion the Buyer will pay to the Trust or to such person or persons and in such proportions as EH Collicoat and RH Gibbons may direct the Option Price by wire transfer or by bank cheque as agreed between the parties.

14.10.  MAINTAINING NET TANGIBLE ASSETS

Except as caused by cumulative operating losses, the Buyer will at all times until Option Completion maintain the net tangible assets of Bill Bass and Parkhurst Oaks Pty Ltd collectively such that they are greater than A$2.55 million as shown in the audited accounts and the Adjusted Financial Statements of those companies or such other amount as may from time to time be agreed between EH Collicoat, RH Gibbons and the management of the Buyer.

14.11.  RENEWAL OF THE LICENCE

The Buyer will at all times until Option Completion grant such extensions of the Licence as are necessary to continue the Licence on the same terms as presently apply until Option Completion.

14.12.  SALE OF BOLLE ASIA LTD

The Buyer will not sell or agree to sell and will not cause or procure Bill Bass to sell or agree to sell any shares in Bolle Asia Ltd until Option Completion without the prior written approval of EH Collicoat and RH Gibbons.

                                    PART 15.
                                 MISCELLANEOUS

15.1.  COSTS AND EXPENSES

Each party will be responsible for and must pay its own costs and expenses in respect of the negotiation, preparation, execution and delivery of this agreement or any document contemplated by this agreement incurred since 31 December, 1996 except that the Buyer must pay any Duty in respect of:

(a)      this agreement; and

(b)      any agreement or document entered into or signed under this agreement.

15.2.    NOTICES

Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this agreement:

(a)      must be in legible writing addressed as shown:

         (1)      if to the Sellers:            to each at the addresses given
                                                at the commencement of this
                                                agreement marked to their
                                                respective attention.


         (2)      if to the Buyer or the Guarantor:    The President, Bolle Inc

                  Address:          555 Theodore Fremd Avenue,
                                    Suite B302,
                                    Rye NY 10580
                                    Facsimile:                (914) 967 9405
                                    Telephone:                (914) 967 9400

         or as specified to the sender by any party by notice;

(b)      is regarded as being given by the sender and received by the addressee:

         (1)      if by delivery in person, when delivered to the addressee;

         (2) if by post, 3 Business Days unless the addressee is in a different country to the sender in which case 7 Business Days from and including the date of postage; or

         (3) if by facsimile transmission, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the addressee;

         but if the delivery or receipt is on a day which is not a Business Day or is after 4:00 pm (addressee's time) it is regarded as received at 9:00 am on the following Business Day;

(c) a facsimile transmission is regarded as legible unless the addressee by telephone or facsimile contacts the sender within 1 Business Day of receipt or is deemed received by reason of CLAUSE 15.2(b)(3) and informs the sender that it is not legible.

15.3.  GOVERNING LAW AND JURISDICTION

(a)      This agreement is governed by the laws of the State of Victoria.

(b) Each party irrevocably submits to the non-exclusive jurisdiction of the courts of that State.

15.4.  WAIVERS

(a) Waivers of any right arising from a breach of this agreement or of any Power arising upon default under this agreement must be in writing and executed by the party granting the waiver.

(b)      A failure or delay in exercise, of:

         (1)      a right arising from a breach of this agreement; or

         (2)      a Power created or arising upon default under this agreement,

         does not result in a waiver of that right or Power.

(c) A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this agreement or on a default under this agreement as constituting a waiver of that right or Power.

(d) A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e) This clause may not itself be waived except by writing executed by the party granting the waiver.

15.5.  VARIATION

A variation of any term of this agreement must be in writing and executed by the parties.

15.6.  CUMULATIVE RIGHTS

The rights, powers, authorities, discretions and remedies arising out of or under this agreement are cumulative and do not exclude any other right, power, authority, discretion or remedy of the parties.

15.7.  NON-MERGER AND SURVIVAL OF WARRANTIES

(a) Neither the Warranties, nor any other provision of this agreement merges on Completion.

(b)      The Warranties survive Completion of this agreement.

15.8.  FURTHER ASSURANCES

Each party must do all things, and execute all further documents, necessary to give full effect to this agreement.

15.9.  ENTIRE AGREEMENT

This agreement embodies the entire agreement between the parties with respect to the subject matter of this agreement and supersedes any prior negotiation, arrangement, understanding or agreement with respect to the subject matter or any term of this agreement.

15.10.  ATTORNEYS

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of that attorney's power of attorney.

15.11.  COUNTERPARTS

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

15.12.  SEVERANCE

Any provision of this agreement which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of that prohibition or enforceability. That does not invalidate the remaining provisions of this agreement or affect the validity or enforceability of that provision in any other jurisdiction.

EXECUTED by the parties as an agreement:

SIGNED
by BOLLE INC
in the presence of:

BOLLE

       /s/ Karen Ruituso                            /s/ Ian G. H. Ashken
--------------------------------                  ---------------------------
Witness                                                   BOLLE INC



        Karen Ruituso
--------------------------------
Name (please print)



SIGNED

by KEITH ARCHIBALD COLLICOAT
in the presence of:


     /s/ B. J. Collicoat                         /s/ Keith Archibald Collicoat
---------------------------------               -------------------------------
Witness                                              KEITH ARCHIBALD COLLICOAT


         B. J. Collicoat
---------------------------------
Name (please print)


SIGNED
by ERIC HENRY COLLICOAT
in the presence of:


   /s/ Victoria Hautzigros                         /s/ Eric Henry Collicoat
----------------------------------               ----------------------------
Witness                                            ERIC HENRY COLLICOAT


       Victoria Hautzigros
----------------------------------
Name (please print)

SIGNED


by ROGER HOWARD GIBBONS
in the presence of:


     /s/ Victoria Hautzigros                       /s/ Roger Howard Gibbons
----------------------------------              -----------------------------
Witness                                                ROGER HOWARD GIBBONS


        Victoria Hautzigros
----------------------------------
Name (please print)

                           SCHEDULE 1 - (WARRANTIES)

1.       THE TRUST

(a)      The Sellers are the legal owners of the Bill Bass Shares;

(b) The Sellers have full power and authority to transfer to the Buyer good legal and equitable title to the Bill Bass Shares;

(c) The Sellers are empowered by the Trust Deed to enter into and perform this agreement in their capacities as trustees of the Trust;

(d) All necessary resolutions, consents, approvals and other procedural matters have been completed or obtained (including as required by the Trust Deed) to enable the Sellers to enter into and perform this agreement;

(e) The Trust has not been terminated nor has any event for the vesting of the assets of the Trust occurred;

(f) The Sellers have taken all action necessary by them to authorize the execution, delivery and performance of this agreement in accordance with its terms.

2.       CORPORATE

2.1      ISSUED SHARE CAPITAL AND ASSETS

(a) The authorised capital of Bill Bass and the Bill Bass Companies is accurately set out in Schedule 6.

(b) Subject to clause 1 of this schedule, the whole of the issued share capital of Bill Bass and the Bill Bass Companies is validly issued and beneficially owned as disclosed in Schedule 6, free and clear of all Third Party Interests.

(c) There are no options, agreements or understandings (whether exercisable now or in the future and whether contingent or otherwise) which entitle or may entitle any person to call for the issue, purchase or transfer of any shares, debentures, notes, or other securities in Bill Bass or the Bill Bass Companies or create or require to be created any Third Party Interest over any of the Shares.

(d) To the best of the Sellers knowledge all legal requirements relating to the formation of Bill Bass and the Bill Bass Companies have been complied with in full.

(e) Since the Relevant Date and, to the best of the Sellers knowledge, prior to the Relevant Date all legal requirements relating to the issue of Shares by Bill Bass and the Bill Bass Companies have been complied with in full.

(f) All of the Shares are fully paid (both as to par value and any premium) and neither Bill Bass nor any of the Bill Bass Companies has exercised any lien over any of its issued shares.

(g) Bill Bass and the Bill Bass Companies collectively have as at the Accounts Date net tangible assets of not less than A$2.55 million excluding the assets, transactions and payments described in CLAUSES 8.2(c), (d), (e) AND (f).

2.2      ACCOUNTS

(a) The Accounts give a true and fair view of the financial position, balance sheet and profit and loss account of the companies to which they relate as at the Accounts Date and have been prepared in accordance with the Accounting Standards:

(b) The Adjusted Accounts give a true and fair view of the financial position, balance sheet and profit and loss account of the companies to which they relate as at the Accounts Date adjusted to exclude the assets, transactions and payments described in CLAUSES 8.2(c), (d),
         (e) AND (f) and have otherwise been prepared in accordance with the Accounting Standards.

2.3      BOOKS AND RECORDS

(a) The register of members, the statutory books of Bill Bass and the Bill Bass Companies and (since the Relevant Date and, to the best of the Sellers' knowledge prior to the Relevant Date) all other accounts, books, registers, financial and other records of whatsoever kind of Bill Bass and the Bill Bass Companies (whether required to be kept or maintained by Bill Bass and the Bill Bass Companies or not):

         (i)      are up to date;

         (ii) have been fully and properly maintained and contain due and accurate records of all matters required by law to be entered therein;

         (iii) do not contain or reflect any material inaccuracies or discrepancies;

         (iv) will (save for records delivered to the Buyer on Completion) be in the possession of Bill Bass and the Bill Bass Companies upon Completion.

(b) With the exception of licenced software, the records, systems, controls and information of Bill Bass and the Bill

         Bass Companies are not recorded, maintained, operated, or otherwise wholly or partly dependent on any means (including all means of access thereto and therefrom) which are not under the exclusive ownership and direct or indirect control of Bill Bass or the Bill Bass Companies.

2.4      RETURNS ETC

After the Relevant Date, and to the Sellers' knowledge, prior to the Relevant Date, all returns, particulars, resolutions, notices and other documents and all announcements and disclosures required to be filed with, delivered or made to the Australian Securities Commission, or other Governmental Agency in respect of Bill Bass and the Bill Bass Companies have been properly filed, delivered or made (as the case may require) within the applicable time requirements, and were accurate and not misleading upon the lodgment, delivery or making, thereof.

2.5      DIVIDENDS

After the Relevant Date and, to the Sellers' knowledge, prior to the Relevant Date all dividends or other distributions of profits by Bill Bass and the Bill Bass Companies since the date of incorporation of Bill Bass and the Bill Bass Companies have been declared and paid or satisfied in accordance with all applicable legal requirements.

2.6      MEMORANDUM AND ARTICLES OF ASSOCIATION

After the Relevant Date and, to the Sellers' knowledge, prior to the Relevant Date, Bill Bass and the Bill Bass Companies have complied with their respective Memorandum and Articles of Association in all respects.

3.       CONTRACTS & RELATED MATTERS

3.1      CONTRACTS

Bill Bass and the Bill Bass Companies are not a party to any agreement, arrangement or understanding:

(a) which is unusual or which is outside their ordinary and proper course of business;

(b) which in the reasonable opinion of the Sellers involves or is likely to involve obligations or liabilities which are onerous or which by reason of their nature or magnitude ought reasonably to be made known to an intending purchaser of the Shares;

(c) which is in the reasonable opinion of the Sellers unprofitable or likely to be unprofitable;

(d) which in the reasonable opinion of the Sellers materially and adversely effects its business or the Assets or which in the reasonable opinion of the Sellers unreasonably restricts Bill Bass or the Bill Bass Companies' freedom of action in relation to their normal business activities;

(e) for the purchase of materials, supplies or equipment which is substantially in excess of the requirements of Bill Bass or the Bill Bass Companies for their normal operating purposes;

(f) which is a joint venture, shareholders' agreement, partnership or other similar agreement, arrangement, or understanding except for an agreement between Bill Bass and McPhail Sports Limited (Number 121111)(a company incorporated in New Zealand). Bolle Asia Ltd and Equus Tricots Limited and the Nerang River Plaza Shopping Centre joint venture which is hereby acknowledged and accepted by the Buyer;

(g) which purports to control or otherwise affect the voting or disposition of the shares of Bill Bass or the Bill Bass Companies;

(h) for the provision of services other than in the ordinary course of business of Bill Bass or the Bill Bass Companies;

(i) except in the ordinary course of business pursuant to which any person (including employees, agents, distributors or independent contractors but excluding travel agents) is entitled to a commission, remuneration, royalty or payment of any nature from Bill Bass or the Bill Bass Companies calculated by reference to the whole or part of the turnover, profits or sales of Bill Bass or the Bill Bass Companies;

(j) which is not terminable on 12 month's notice or less, without penalty or compensation other than those set out in schedule 7 which is an accurate list of all such agreements, arrangements and understandings;

(k) which is a loan, facility, or other similar agreement, arrangement or understanding; or

(l) with any director or officer of the Bill Bass Companies, their shareholders or their shareholders' families or any party controlled by them or in which they have an interest except as provided by this agreement or as set out in Schedule 8;

(m) pursuant to which, as at the Completion Date, any third party is entitled or, to the Sellers' knowledge, likely by reason of a change of ownership of the Shares, except for the Mortgage Debenture:

         (1)      to terminate the agreement;

         (2) to require the adoption of terms which are less favourable to the Bill Bass Group than the current terms.

3.2      POWERS OF ATTORNEY

Bill Bass and the Bill Bass Companies have given no power of attorney or other authority to any person express, implied or ostensible which is still outstanding or effective to enter into any contract or commitment to do anything on their behalf other than the authority of employees to enter into routine trading contracts in the normal course of their duties.

3.3      OFFERS, TENDERS ETC

No offer, tender, quotation or the like given or made by Bill Bass or the Bill Bass Companies and still outstanding is capable of giving rise to a contract merely by the unilateral act of a third party which in the reasonable opinion of the Sellers is or will be unprofitable and outside their ordinary course of business.

3.4      ILLEGAL OR VOID CONTRACTS

To the Sellers' knowledge, no material Contract is void, voidable, illegal or unenforceable, in whole or in part.

3.5      DEFAULTS UNDER CONTRACTS/LIABLE TO TERMINATION

With respect to each Contract:

(a) there has been no material delay, material negligence or material default on the part of Bill Bass or the Bill Bass Companies or any other party to a Contract and no event has occurred which with the giving of notice or passage of time, may constitute a material default;

(b) Bill Bass and Bill Bass Companies are under no obligation which cannot readily be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort;

(c) in the reasonable opinion of the Sellers, Bill Bass and the Bill Bass Companies has the technical and other capabilities and the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business; and

(d) The Sellers have not received any notice of termination of any Contract and to the best of the Sellers' knowledge there are no grounds for rescission, avoidance, repudiation or termination.

4.       ASSETS AND RENTAL ASSETS

4.1      STOCKS

With the exception of items sold by Bill Bass in the ordinary course of business since the Accounts Date, Bill Bass or the Bill Bass Companies have good and marketable title to all Stocks, free from any Third Party Interests and without limitation free from any leases, hire or hire purchase agreements, credit sale agreements, bills of sale or agreements for payment on deferred terms and all Stocks are in the possession or control of Bill Bass or the Bill Bass Companies and:

(a) the Stocks are in good condition and of normal merchantable quality fit for the purpose for which they are intended to be used in the Business; and

(b) the level of Stocks is not materially different from the levels in existence as at the last monthly stocktake.

4.2      FIXED ASSETS

With the exception of the Rental Assets, Bill Bass or the Bill Bass Companies have good and marketable title to all fixed and loose plant, machinery, furniture, fixtures and fittings and equipment and all other tangible assets owned by Bill Bass or the Bill Bass Companies or used in connection with the Business and all fixed assets referred to in the Accounts and any additions thereto made since the Accounts Date free from any Third Party Interests and without limitation, free from any leases, hire or hire purchase agreements, credit sale agreements, bills of sale or agreements for payment on deferred terms and:

(a) all such assets are fully paid for and in the possession of Bill Bass or the Bill Bass Companies; and

(b) all such assets are in the same condition as at the date of execution of this agreement (fair wear and tear excepted).

4.3      USE OF ASSETS GENERALLY

In relation to all assets owned, used, or which are otherwise in the possession or control of Bill Bass or the Bill Bass Companies:

(a) other than as disclosed in writing to the Buyer, the Sellers have not received notice that the construction, positioning, use of any of the assets, or the assets themselves contravene any relevant provisions of any law or other requirement binding upon Bill Bass or the Bill Bass Companies; and

(b) after the Relevant Date and, to the Sellers' knowledge, prior to the Relevant Date no notice has been served on Bill Bass or the Bill Bass Companies or other circumstance arisen in respect of any such asset, which in any way might impair, prevent, or otherwise interfere with Bill Bass or the Bill Bass Companies' use of such asset.

4.4      ALL ASSETS DISCLOSED

Apart from the assets, transactions and payments described in CLAUSE 8.2(c),
(d), (e) AND (f), the assets disclosed in the Accounts together with such of the Rental Assets as are not disclosed in the Accounts constitute all the assets (other than as disclosed to the Buyer) owned or used by Bill Bass, or the Bill Bass Companies with the exception of Stocks acquired or disposed of in the ordinary course of business since the Accounts Date.

4.5      ALL ASSETS NECESSARY

Bill Bass and the Bill Bass Companies enjoy quiet possession of the Rental Assets and have good and marketable title to all other assets necessary to enable it to properly conduct the Business as such business has been conducted prior to the date hereof.

4.6      RENTAL CONTRACTS

Annexures B, C, D, and E set out true and correct particulars of the material terms of which the Sellers are aware of all the Rental Contracts, including, where applicable, the amount of all rent or lease payments required to be paid thereunder, the term thereof and the amount required to be paid (if applicable) to enable Bill Bass or the Bill Bass Companies to obtain title to the Rental Assets, free and clear of any Third Party Interests.

5.       SECURITIES

5.1      MORTGAGES ETC

All of the assets of Bill Bass and the Bill Bass Companies are owned by Bill Bass or the Bill Bass Companies free and clear of any Third Party Interests and Bill Bass and the Bill Bass Companies have good and marketable title thereto.

5.2      THIRD PARTY INTERESTS

There is no Contract between Bill Bass or the Bill Bass Companies and any other person pursuant to which Bill Bass or the Bill Bass Companies could become obliged to confer a Third Party Interest with respect to any of Bill Bass or the Bill Bass Companies' assets in favour of any person or pursuant to which a Third Party Interest over any of Bill Bass or the Bill Bass Companies' assets could be created.

5.3      NO GUARANTEES

Bill Bass and each of the Bill Bass Companies have not entered into any guarantee of any other person's obligations or liabilities or indemnified any person against the acts or omissions of any third party.

5.4      NO THIRD PARTY SECURITIES

Other than as disclosed to the Buyer and to the knowledge of the Sellers, no person has given any guarantee or security to any other person for any liability of Bill Bass or the Bill Bass Companies to that other person.

6.       TRADING AND OPERATIONAL MATTERS

6.1      CLAIMS IN RELATION TO SERVICES PROVIDED

To the best of the Sellers' knowledge and belief, no services supplied by Bill Bass or the Bill Bass Companies have:

(a)      been supplied in a negligent manner;

(b) failed to comply with the express or implied terms upon which services were agreed to be provided by Bill Bass or the Bill Bass Companies or the requirements of law; or

(c) been supplied in a manner which would entitle the recipient to make a claim against Bill Bass or the Bill Bass Companies for which Bill Bass or the Bill Bass Companies may become liable except as occurs in the ordinary course of the Business.

6.2      PRODUCT AND SERVICE CLAIMS

The Sellers are not aware of any deficiencies or defects in any products or services supplied or provided by Bill Bass or the Bill Bass Companies of which they are aware may result in claims being made against Bill Bass or the Bill Bass Companies for which Bill Bass or the Bill Bass Companies may become liable in the course of its business, after the date hereof.

6.3      OFFICIAL INVESTIGATIONS

Bill Bass and the Bill Bass Companies are not the subject of any Official investigation or inquiry and the Sellers are not aware of any facts which are likely to give rise to any such investigation or inquiry.

6.4      CRIMINAL OFFENSES ETC

Neither Bill Bass nor the Bill Bass Companies, nor any of their Officers in relation to Bill Bass or the Bill Bass Companies, has committed any criminal offence or any tort or any breach of the requirements or conditions of any law or other requirement relating to Bill Bass or the Bill Bass Companies or the conduct of the Business.

6.5      AUTHORISATIONS

After the Relevant Date and, to the Sellers' knowledge, prior to the Relevant Date Bill Bass and the Bill Bass Companies possesses all necessary valid Authorisations to enable it to conduct its business and operations as they are presently being conducted and:

(a) Bill Bass and the Bill Bass Companies are not in default with respect to, nor in violation of any Authorisation;

(b) Bill Bass and the Bill Bass Companies have not received any notice of non-compliance with any Authorisation; and

(c) there is no circumstance or fact involving Bill Bass or the Bill Bass Companies or their affairs (other than as a result of the sale and purchase of the Shares under this agreement) which may result in the revocation, suspension, cancellation or variation in any material respect of any Authorisation.

7.       TAXATION

7.1      FULL DISCLOSURE

After the Relevant Date and, to the Sellers' knowledge, prior to the Relevant Date Bill Bass and the Bill Bass Companies have lodged with the appropriate Governmental Agency all Tax returns, reports and other information required to be lodged by it in relation to Tax and all such returns, reports and other information were accurate, complete and not misleading upon lodgment thereof.

7.2      NO TAX PROCEEDINGS

Except as disclosed to the Buyer, Bill Bass and the Bill Bass Companies:

(a) are not a party to any action or proceeding for the assessment or collection of Tax;

(b) are not the subject of any dispute or disagreement with any Governmental Agency in relation to Tax; and

(c) there is no fact or matter which would give rise to a reasonable suspicion by Bill Bass or the Bill Bass Companies or the Sellers that there are grounds which might give rise to any such action, proceeding, dispute or disagreement.

7.3      AGREEMENTS FOR EXTENSION OF TIME

Bill Bass and the Bill Bass Companies have not entered into any agreement which is now, or may hereafter become effective extending the period of assessment or collection of any Tax.

7.4      ALL TAX PAID

(a) Bill Bass and the Bill Bass Companies have paid all Tax which has been assessed or which is or has become lawfully assessable upon them which is otherwise due and payable on the due date for payment thereof and are under no liability to pay any penalty or interest in connection therewith.

(b) Bill Bass and the Bill Bass Companies have deducted all Tax required to be deducted from any payments made by Bill Bass and the Bill Bass Companies including (but not limited to) interest, royalties, remuneration payable to employees or contractors and where necessary Bill Bass and the Bill Bass Companies have accounted for any such Tax deducted or collected in accordance with all relevant requirements.

7.5      ADEQUATE PROVISION IN ACCOUNTS FOR TAX

As at the Accounts Date Bill Bass and the Bill Bass Companies did not have any Liability in respect of unpaid or unassessed Tax and Bill Bass and the Bill Bass Companies are not and shall not at any date in the future become subject to any such Tax on or in respect of or by reference to the profits, gains or income of Bill Bass or the Bill Bass Companies or in respect of or by reference to any transaction entered into by Bill Bass or the Bill Bass Companies as at or for any period up to and including the Accounts Date, in excess of any provision for Tax included in the Accounts.

7.6      TAX SINCE ACCOUNTS DATE

Since the Accounts Date no additional Liability for Tax has accrued to Bill Bass or the Bill Bass Companies otherwise than as a result of trading activities in the ordinary course of the Business.

7.7      FRANKING

After the Relevant Date and, to the Sellers' knowledge, prior to the Relevant Date Bill Bass and the Bill Bass Companies have complied with the provisions of part IIIAA of the Income Tax Assessment Act 1936 (Cth) and have maintained records of franking debits and franking credits which are sufficient for the purposes of that Act.

7.8      UNDERTAKINGS OR AGREEMENTS

Bill Bass and the Bill Bass Companies have complied in full with all undertakings or agreements given to or entered into with any Governmental Agency in relation to Tax.

7.9      STAMP DUTY

After the Relevant Date and, to the Sellers' knowledge, prior to the Relevant Date all documents to which Bill Bass or the Bill Bass Companies are a party:

(a)      and are obliged by any law or agreement;

(b) or in the enforcement of which Bill Bass or the Bill Bass Companies may be interested;

have been duly and sufficiently stamped in accordance with applicable stamp duty legislation. After the Relevant Date and, to the Sellers' knowledge, prior to the Relevant Date all stamp duty payable upon any transfer of any issued shares of Bill Bass or the Bill Bass Companies (other than as contemplated by this agreement) has been duly paid.

7.10     RELIEF FROM STAMP DUTY

After the Relevant Date and, to the Sellers' knowledge, prior to the Relevant Date, any relief obtained by Bill Bass and the Bill Bass Companies from stamp duty has been properly obtained and no event has occurred as a result of which any such duty from which Bill Bass or the Bill Bass Companies have obtained relief has become payable.

8.       INSOLVENCY EVENTS

8.1      LIQUIDATION/WINDING UP

Bill Bass and the Bill Bass Companies have not had a liquidator or provisional liquidator appointed and Bill Bass and the Bill Bass Companies have not passed any resolution that it be wound up and no summons for the winding up of Bill Bass or the Bill Bass Companies has been presented.

8.2      EXECUTION

No execution, distress or similar process has been levied upon or against all or any part of the business, assets or revenues of Bill Bass or the Bill Bass Companies.

8.3      INSOLVENCY

Bill Bass and the Bill Bass Companies are not unable, deemed by law to be unable or otherwise admitted their inability to pay their respective debts as they fall due for payment and Bill Bass and the Bill Bass Companies have not suspended payments to their respective creditors generally.

8.4      SCHEMES OF ARRANGEMENT

Bill Bass and Bill Bass Companies have not entered into any scheme of arrangement, composition, assignment for the benefit of, or other arrangement with its creditors or any class of creditors.

8.5      SECTION 459E NOTICES

The company has not received any demand under section 459E of the Corporations Law that has not been satisfied in full.

8.6      RECEIVERS/MANAGERS/ETC

No Controller has been appointed over all or part of the business, assets or revenues of Bill Bass or the Bill Bass Companies.

8.7      STRIKING OFF

Bill Bass and the Bill Bass Companies have not been struck off the register of companies of any State or Territory or any other place or dissolved and there is no action of which the Sellers are aware proposed by the Australian Securities Commission or any other regulatory body to do so.

9.       LITIGATION

9.1      ONGOING PROCEEDINGS ETC

Other than as disclosed in writing to the Buyer, neither Bill Bass nor the Bill Bass Companies nor any person for whose acts or defaults Bill Bass or the Bill Bass Companies may be liable is engaged in any prosecution, litigation or arbitration proceeding as plaintiff or defendant.

9.2      PROCEEDINGS PENDING OR THREATENED

Other than as disclosed in writing to the Buyer, there are no proceedings of the kind described in CLAUSE 9.1 of Schedule 1 pending or threatened in respect of which verbal or written communication has been given or received either by or against Bill Bass or the Bill Bass Companies nor are there, to the knowledge of the Sellers, any circumstances which might give rise to any such proceedings.

9.3      UNSATISFIED JUDGMENTS

There is no unfulfilled or unsatisfied judgment or court order outstanding against Bill Bass or the Bill Bass Companies or any of their assets.

10.      ACCOUNTS

10.1     PREPARED IN ACCORDANCE WITH THE ACCOUNTING STANDARDS

The Accounts have been (except as disclosed in note 1 to the Accounts) prepared in accordance with the Accounting Standards.

10.2     CONSISTENT BASIS

The Accounts have been prepared on a basis which in all material respects is consistent with the previous year's practice (except as disclosed in note 1 to the Accounts).

10.3     TRUE AND ACCURATE

The Accounts are complete and accurate in all material respects and set out a true and fair view of the financial position, state of affairs, assets, liabilities, and profit and loss of Bill Bass and the Bill Bass Companies for the periods and dates to which, or as at which (as the case may require) they respectively apply.

10.4     NO MATERIAL OMISSION

The Accounts do not omit to state a material fact required to be stated therein or necessary to make them not misleading.

10.5     NO LIABILITIES NOT REQUIRED TO BE REFERRED TO

As at the Accounts Date Bill Bass and the Bill Bass Companies had no liabilities not required by generally accepted accounting principles to be referred to in the Accounts.

10.6     RECEIVABLES

To the knowledge of the Sellers, all debts owing to and amounts due to the Bill Bass Group are collectable for their full amounts and are not subject to any counterclaim or set-off except to the extent described or provided for in the Accounts.

10.7     OUTSTANDING NOTES

To the knowledge of the Sellers, no cheque, promissory note or bill of exchange drawn, accepted or endorsed by the Bill Bass Group is still outstanding, other than cheques drawn to pay for obligations incurred by the Bill Bass Group in the ordinary course of its ordinary business except to the extent described or provided for in the Accounts.

10.8     INSURANCE CLAIMS

To the knowledge of the Sellers, there are no claims outstanding, pending, threatened or capable of arising against the Bill Bass Group in respect of any accident or injury which are not fully covered by insurance except to the extent described or provided for in the Accounts.

11.      INSURANCE

The assets of Bill Bass and the Bill Bass Companies set out in schedule 9 have at all material times been insured against fire and other risks normally insured against by persons carrying on the same class of business as the Business and Bill Bass and the Bill Bass Companies have at all material times been adequately covered by public risk and product liability insurance.

12.      INTELLECTUAL PROPERTY RIGHTS

12.1     INTELLECTUAL PROPERTY

Parts A and B of Schedule 2 include an accurate and complete list of all Intellectual Property, details of the states and territories in Australia or such other places in which the Intellectual Property is registered and the renewal dates for such registrations. All such registrations are valid and current.

12.2     INFRINGEMENT

Except as previously notified in writing, the Bill Bass Group has unencumbered and lawful right to use the Intellectual Property and the Sellers are not aware of any infringement by any third party of the Intellectual Property and no third party has alleged that the Bill Bass Group has infringed any intellectual property rights of that third party.

12.3     OWNERSHIP OF INTELLECTUAL PROPERTY

All:

(a) intellectual property and all other rights resulting from intellectual activities in the industrial, scientific, literary or artistic fields; and

(b)      any licences;

owned by the Bill Bass Group in relation to the conduct of the Business are held by the Bill Bass Group. The Sellers will not after Completion own any intellectual property relating to the Business.

13.      PERSONNEL

13.1     DISCLOSURE OF OFFICES ETC

Schedule 3 sets out a complete and accurate description of the Officers of Bill Bass and the Bill Bass Companies and the public officer of Bill Bass and the Bill Bass Companies as at the date of this agreement and the Sellers shall notify the Buyer in writing of any change or alteration thereto up to the Completion Date.

13.2     EMPLOYEES GENERALLY

Schedule 3 sets out true and accurate details as at the date of this agreement of:

(a) the names and dates of birth and (except for casual employees) dates of commencement of employment of all persons who are employees of Bill Bass or the Bill Bass Companies;

(b) all remuneration payable, including any bonus and commission entitlements and any other benefits provided or which Bill Bass or the Bill Bass Companies are bound to provide (whether now or in the future) to any such persons; and

(c) particulars of accrued long service leave, annual leave and sick leave with respect to such employees.

13.3     COMPLIANCE WITH LAWS

To knowledge of the Sellers, Bill Bass and the Bill Bass Companies have complied with all laws relating to their respective employees and their conditions of work and employment and the Bill Bass Group is not involved in any material industrial dispute with any employee or former employee and there are no circumstances likely to give rise to any material industrial dispute.

13.4     MATERIAL EMPLOYMENT TERMS

Except as provided by this agreement and the Employment Agreements, Bill Bass and the Bill Bass Companies do not have any:

(a) existing service or other agreements, arrangements or understandings with any Officers or employees of Bill Bass or the Bill Bass Companies which cannot be fairly terminated by not more than one calendar months' notice without giving rise to a claim for damages or compensation (other than in relation to the general manager of Bolle Asia Ltd and as required by statute);

(b) share option or share incentive or similar schemes for any officers or employees of Bill Bass or the Bill Bass Companies;

(c) moneys payable to any Officer or employee of Bill Bass or the Bill Bass Companies other than in respect of remuneration or emoluments of employment;

(d) present or contingent liability to pay damages or compensation for loss of office or employment to any ex-officer or ex-employee of Bill Bass or the Bill Bass Companies and there are no payments due in connection with the redundancy of any officer or employee and, to the knowledge of the Sellers, no circumstances have arisen under which Bill Bass or the Bill Bass Companies is likely to be required to make any such payment (other than as disclosed to the Buyer); and

(e) obligation to reinstate or re-employ any ex-officer or ex-employee of Bill Bass or the Bill Bass Companies other than Dianne Moncrieff who is on parental leave.

13.5     CONSULTANTS ETC

No person has any agreement, arrangement or understanding with Bill Bass or the Bill Bass Companies pursuant to which that person acts as a consultant or in a similar capacity for Bill Bass or the Bill Bass Companies whether on a full time or a part time or retainer basis or otherwise.

13.6     SUPERANNUATION AND SIMILAR SCHEMES

(a)      Schedule 10 sets out complete and accurate details of all Relevant
         Schemes.

(b) Bill Bass and the Bill Bass Companies do not have any unfunded or contingent obligations with respect to any Relevant Scheme.

13.7     UNION AGREEMENTS

The Bill Bass Group is not a party to any agreement with a union or industrial organization in respect of the Employees.

13.8     AWARDS

To the Sellers' knowledge and understanding, the industrial award applicable to the Employees is the Wholesale Trade Industry Sector award.

14.      PROPERTIES

14.1     OCCUPATION

The Bill Bass Group has no interest in land except its interest in the Properties and has exclusive occupation and quiet enjoyment of the Properties and holds all easements, rights, interests and privileges necessary or appropriate for the conduct of the Business.

14.2     NO BREACH

The Bill Bass Group is not in breach of or in default under any agreement or covenant affecting the Properties.

14.3     NOTICES

The Bill Bass Group has not received notice from any third party in respect of any of the Properties and, so far as it is aware, no proposal has been made:

(a) in respect of the compulsory acquisition or resumption of any part of any of the Properties;

(b) requiring work to be done or expenditure to be made on or in respect of any of the Properties;

(c) which may adversely affect any part of the Properties or their use of them.

14.4     ENVIRONMENTAL LIABILITY

(a)      There is no Environmental Liability affecting any of the Properties;

(b) To the Sellers' knowledge, there are no factors affecting any of the Properties which are likely to give rise to an Environmental Liability.